Exhibit 23

Warth & Klein Grant Thornton AG
Wirtschaftspruefungsgesellschaft
Johannstraße 39 40476 Duesseldorf

Warth & Klein Grant Thornton AG | Postfach 30 10 24 | 40410	Korrespondenz an: Postfach 30 10 24
40410 Duesseldorf
T +49 211 9524 0
Biofrontera AG	E dusseldorf@wkgt.com
Herrn Thomas Schaffer	W https://www.wkgt.com/en
Chief Finance Officer
Hemmelrather Weg 201
51377 Leverkusen

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 25, 2019 with respect to the consolidated financial statements of Biofrontera AG included in the Annual Report on Form 20-F for the year ended December 31, 2018, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement and to the use of our name as it appears under the caption “Experts.”

/s/ WARTH & KLEIN GRANT THORNTON AG

January 22, 2020